Supplement dated January 2, 2024 to the Prospectus (“Prospectus”) of Evanston Alternative Opportunities Fund (“Fund”)

As described more fully in the Definitive Joint Proxy Statement filed with the Securities and Exchange Commission on January 2, 2024, it is proposed that the Fund engage North Square Investments, LLC (the “New Adviser”) as investment adviser to the Fund. The New Adviser will in turn retain Evanston Capital Management, LLC (the “Investment Manager”) as the Fund’s sub-adviser (the “Proposed Transition”). If approved by the Fund’s shareholders (“Shareholders”), the Investment Manager will continue managing the Fund’s investment portfolio in its capacity as sub-adviser (the Investment Manager acting in such capacity, the “Sub-Adviser”). It is also proposed that the current Board of Trustees resign at the closing of the Proposed Transition and be replaced by a new four-member Board of Trustees. The Proposed Transition and the election of a new Board of Trustees are subject to Shareholder approval. Pursuant to the Proposed Transition, among other items, the New Adviser would provide oversight over the Sub-Adviser, in addition to the Board of Trustees’ oversight of the Sub-Adviser, and provide certain non-advisory administrative-related services.